Exhibit 3.2

1.	The text of the amendment to Section 2 of ARTICLE II of the Corporation’s Restated By-laws follows, with deleted text shown with a strikethrough and added text shown with an underline, in bold:

Section 2. Tenure and Qualifications. Each director shall hold office until the annual meeting of shareholders at which his term expires and until his successor shall have been elected, or until his prior death, resignation or removal. A director shall not be eligible to stand for re-election at any annual meeting of shareholders following his ~~70th birthday, except that any directors who are over 70 years old on or before November 1, 1999, may be appointed as  director emeritus to serve until he resigns or his appointment is terminated by resolution of the Board of Directors,  and shall serve in an advisory capacity to the Board of Directors, shall be entitled to attend meetings of the Board  and its committees, shall be reimbursed for his expense in attending meetings, and shall receive the same fees and  compensation paid to directors, but shall have no vote and shall not be considered as a director under the Articles of  Incorporation or By-laws of the Corporation except for purposes of officers’ and directors’ liability insurance~~ 72nd birthday. A director may resign at any time by delivering written notice which complies with the Wisconsin Business Corporation Law to the Board of Directors, to the Chairman of the Board, if any, or to the Corporation. A director’s resignation is effective when such notice is delivered unless the notice specifies a later date. Directors need not be residents of the State of Wisconsin or shareholders of the Corporation.

2.	The text of the amendments to ARTICLE V of the Corporation’s Restated By-laws follows, with deleted text shown with a strikethrough and added text shown with an underline, in bold:

Section 1. Certificates for Shares; Shares Without Certificates. Certificates representing shares of the Corporation shall be in such form as shall be determined by the Board of Directors. Such certificates shall be signed by the Chairman or the President or a Vice President and by the Secretary or an Assistant Secretary. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation. All certificates surrendered to the Corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except as provided in Section 6 of this Article V. Shares of the Corporation may also be issued, without certificates to the full extent such issuance is allowed by the Wisconsin Business Corporation Law and the listing standards of the New York Stock Exchange (or any applicable stock exchange on which the shares are listed). To the extent required by the Wisconsin Business Corporation Law, within a reasonable time after the issuance or transfer of shares without a certificate, the Corporation shall send to the registered owner thereof a written notice that shall set forth (a) the name of the Corporation; (b) that the Corporation is organized under the laws of the State of Wisconsin; (c) the name of the shareholder; (d) the number and class (and the designation of the series, if any) of the shares represented; (e) if applicable, a summary of the designations, relative rights, preferences and limitations applicable to each class, and, if applicable, the variations in rights, preferences and limitations determined for each series and the authority of the Board of Directors to determine variations for future series (or a conspicuous statement that upon written request the Corporation will furnish the shareholder with this information without charge); and (f) if applicable, any restrictions on the transfer or registration of such shares of stock imposed by the Articles of Incorporation of the Corporation, as amended from time to time, these By-laws, any agreement among shareholders or any agreement between shareholders and the Corporation.

Section 2. Facsimile Signatures and Seal. The seal of the corporation on any certificates for shares may be a facsimile. The signatures of the Chairman or President or Vice President and the Secretary or Assistant Secretary upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent, or registered by a registrar, other than the Corporation itself or an employee of the Corporation.

Section 3. Signature by Former Officers. In case any officer, who has signed or whose facsimile signature has been placed upon any certificate for shares, shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issue.

Section 4. Transfer of Shares. Prior to due presentment of ~~a certificate for~~ shares for registration of transfer the Corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner. Where ~~a certificate for~~ shares ~~is~~ are presented to the Corporation with a request to register for transfer, the Corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (a) there were on or with the certificate the necessary endorsements, or with respect to uncertificated shares, proper transfer instructions are received, and (b) the Corporation had no duty to inquire into adverse claims or has discharged any such duty. The Corporation may require reasonable assurance that said endorsements or transfer instructions are genuine and effective and in compliance with such other regulations as may be prescribed under the authority of the Board of Directors.

Section 5. Restrictions on Transfer. The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the Corporation upon the transfer of such shares.

Section 6. Lost, Destroyed or Stolen Certificates. Where the owner claims that his certificate for shares has been lost, destroyed or wrongfully taken, then the Corporation may issue, in its discretion, a new certificate ~~shall be  issued~~ or certificates of stock or uncertificated shares in place thereof, if the owner (a) so requests before the Corporation has notice that such shares have been acquired by a bona fide purchaser, and (b) files with the Corporation a sufficient indemnity bond, and (c) satisfied such other reasonable requirements as the Board of Directors may prescribe.

Section 7. Consideration for Shares. The shares of the Corporation may be issued for such consideration as shall be fixed from time to time by the Board of Directors, provided that any shares having a par value shall not be issued for a consideration less than the par value thereof. The consideration to be paid for shares may be paid in whole or in part, in money, in other property, tangible or intangible, or in labor or services actually performed for the Corporation. When payment of the consideration for which shares are to be issued shall have been received by the Corporation, such shares shall be deemed to be fully paid and nonassessable by the Corporation. No ~~certificate~~ share shall be issued ~~for any share~~ until such share is fully paid.

Section 8. Stock Regulations. The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with the statutes of the State of Wisconsin as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.